Exhibit 3.1

Number: C1288454

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that Red Metal Resources Ltd., has continued into British Columbia from the Jurisdiction of NEVADA, under the Business Corporations Act, with the name RED METAL RESOURCES LTD. on February 10, 2021 at 03:28 PM Pacific Time.

ELECTRONIC CERTIFICATE	Issued under my hand at Victoria, British Columbia On February 10, 2021 /s/ CAROL PREST CAROL PREST Registrar of Companies Province of British Columbia Canada